Filed Pursuant to Rule 424(b)(3)
Registration No. 333-286281

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 3, 2025

PROSPECTUS SUPPLEMENT

(To Prospectus Dated March 31, 2025)

$

$     % Junior Subordinated Notes due 2055

This is an offering by DENTSPLY SIRONA Inc. (“we”, “us” or “our”) of an aggregate of $   of  % Junior Subordinated Notes due 2055 (the “notes”).

The notes will bear interest (i) from, and including, the original issuance date to, but excluding,     , 2030 (“First Reset Date”) at a rate of  % per year and (ii) from, and including, the First Reset Date, during each Reset Period (as defined herein), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) for such Reset Period plus a spread of  %, to be reset on each Reset Date (as defined herein); provided, that the interest rate during any Reset Period will not reset below  % (which equals the initial interest rate on the notes).

Subject to our right to defer interest payments as described below, we will pay interest on the notes semi-annually in arrears on      and      of each year, beginning on     , 2025. The notes will mature on     , 2055.

We may defer interest payments on the notes on one or more occasions for up to 10 consecutive years per deferral period as described in this prospectus supplement. Deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted by law.

We may redeem the notes at our option at the times and at the redemption prices described in this prospectus supplement. The notes will be our general unsecured subordinated obligations and will rank junior in right of payment with all of our other existing and future senior indebtedness (as defined herein) and will be structurally subordinated to the indebtedness of our subsidiaries.

The notes are a new issue of securities with no established trading market. No application is being or is intended to be made for the listing or trading of the notes on any securities exchange or trading facility or to include the notes in any automated quotation system.

Investing in these notes involves certain risks. See “Risk Factors” beginning on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discount(2)		Proceeds, before expenses, to Us
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2025.
(2)	See “Underwriting (Conflicts of Interest)” for a description of compensation payable to the underwriters.

The notes are expected to be delivered on or about     , 2025. Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., against payment therefor in immediately available funds.

Sole Book-Running Manager

Goldman Sachs & Co. LLC

Co-Managers

PNC Capital Markets LLC	COMMERZBANK

Truist Securities	MUFG

The date of this prospectus supplement is     , 2025.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in making your investment decision.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement or the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information. Our business, prospects and consolidated financial condition may have changed since that date.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

Unless otherwise stated or the context indicates otherwise, references in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to “DENTSPLY SIRONA Inc.,” “DENTSPLY,” “we,” “our,” “us,” “Dentsply Sirona” or the “Company” refer to DENTSPLY SIRONA Inc. and its consolidated subsidiaries.

We expect to deliver the notes against payment for the notes on or about     , 2025, which will be the      business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in T+    , to specify alternative settlement arrangements to prevent a failed settlement.

S-ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, among other things, statements about our plans, objectives, expectations (financial or otherwise) or intentions. Our forward-looking statements involve risks and uncertainties. Actual results may differ significantly from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events except as required by law. Any number of factors could cause our actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:

•	our heavy reliance on information and technology to operate our businesses and product portfolios and the harm to our operations that could result from any cyber incidents;

•	evolving governmental oversight of the use of personal information, cross-border data transfer restrictions and the use of emerging technologies, including AI, as well as other technology regulations;

•	our ability to develop innovative products and solutions to stimulate customer demand;

•	damage to our reputation or brand;

•	disruption to our ongoing business operations for a significant period of time;

•	our ability to execute key strategic activities due to competing priorities and strategies of our distribution partners and other factors;

•	our ability to achieve our strategic objectives, including through acquisitions, dispositions and strategic investments;

•	our ability to realize the expected benefits of our strategic initiatives, including executed, announced, or potential restructuring and other business transformation efforts;

•

having recognized substantial goodwill and indefinite-lived intangible asset impairment charges, the recognition of additional goodwill and indefinite-lived intangible asset impairment charges in the future;

•	our ability to protect our proprietary technology;

•	our products and services being found to infringe upon the intellectual property rights of others;

•	the potentially adverse impact of our indebtedness on our financial condition and ability to full our debt or contractual obligations;

•	the effectiveness of our foreign currency hedging and cash management transactions to mitigate the impact of exchange rate fluctuations;

•

the global nature of our business, including our increasing exposure to markets outside of the United States and associated political or economic changes or other factors that could harm our business and financial performance;

•	the previous identification of material weaknesses in our internal control over financial reporting and the risk that we may have additional material weaknesses in the future;

•

the possibility of additional litigation and regulatory examinations, investigations, proceedings or court orders relating to our completed 2022 internal investigation regarding certain financial reporting matters;

•	our ability to obtain necessary product approvals and marketing clearances;

•	changes in tax rules or interpretations of tax rules, operating structures, transfer pricing regulations, country profitability mix and regulations;

S-iii

•	our voluntary suspension of the sale and marketing of our direct-to-consumer Byte aligner systems and impression kits and subsequent ongoing repositioning of Byte within our aligner portfolio;

•	inadequate levels of reimbursement from governmental or other third-party payors for procedures using our products;

•	challenges against our products due to real or perceived quality, health or environmental issues;

•	our failure to comply with laws and regulations relating to health care fraud;

•	the extensive, complex and changing domestic and foreign laws, rules and regulations to which we are subject; and

•	other risks described from time to time in our filings with the SEC.

You should carefully consider these and other relevant factors, including those risk factors discussed in our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, when reviewing any forward-looking statement. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either the foregoing risks, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

S-iv

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and the financial statements and the notes thereto and the related management’s discussion and analysis incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

DENTSPLY SIRONA Inc.

We are the world’s largest diversified manufacturer of professional dental products and technologies, with a 138-year history of innovation and service to the dental industry, and a vision of improving oral health and continence care globally. We develop, manufacture, and market comprehensive solutions, including technologically advanced dental equipment supported by cloud-enabled solutions, dental products, and healthcare consumable products in urology and enterology under a strong portfolio of world-class brands. Our innovative products provide high-quality, effective, and connected solutions to advance patient care and deliver better, safer and faster dentistry. We introduced the first dental electric drill approximately 133 years ago, the first dental X-ray unit approximately 100 years ago, the first hydrophilic catheter approximately 40 years ago, the first dental computer-aided design/computer-aided manufacturing (“CAD/CAM”) system approximately 30 years ago, and numerous other significant innovations, including pioneering ultrasonic scaling to increase the speed, effectiveness and comfort of cleaning and revolutionizing both file and apex locater technology to make root canal procedures easier and safer. We continue to make significant investments in research and development (“R&D”), and our track record of innovative and profitable new products continues today.

We conduct business through four reportable segments: (1) Connected Technology Solutions, (2) Essential Dental Solutions, (3) Orthodontic and Implant Solutions, and (4) Wellspect Healthcare. The Connected Technology Solutions segment includes the design, manufacture and sales of our dental technology and equipment products. The Essential Dental Solutions segments includes the development, manufacture and sales of our value-added endodontic, restorative and preventive consumable products and small equipment used in dental offices for the treatment of patients. The Orthodontic and Implant Solutions segment includes the design, manufacture and sale of our various digital implant systems and innovative dental implant products, digital dentures and dental professional-directed aligner solutions. The Wellspect Healthcare segment includes the design, manufacture and sales of our innovative continence care solutions for both urinary and bowel management.

DENTSPLY SIRONA Inc. is a Delaware corporation. Our principal executive office is located at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277-3607 and our telephone number is (844) 848-0137.

THE OFFERING

Issuer	DENTSPLY SIRONA Inc. (“we”, “us” or “our”).

Securities Offered	$ aggregate principal amount of % Junior Subordinated Notes due 2055.

Maturity Date	The notes will mature on , 2055.

Interest Payment Dates	Subject to our right to defer the payment of interest on the notes as described under “Option to Defer Interest Payments” below, we will pay interest on notes semi-annually in arrears on and of each year, beginning on , 2025.

Interest on the notes offered hereby will accrue from , 2025.

Interest Rate	The notes will bear interest (i) from, and including, the original issuance date to, but excluding, , 2030 (“First Reset Date”) at a rate of % per year and (ii) from, and including, the First Reset Date, during each Reset Period (as defined in “Description of the Junior Subordinated Notes”), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined in “Description of the Junior Subordinated Notes”) as of the most recent Reset Interest Determination Date (as defined in “Description of the Junior Subordinated Notes”) for such Reset Period, plus a spread of %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below % (which equals the initial interest rate on the notes).

Option to Defer Interest Payments	So long as no event of default with respect to the notes has occurred and is continuing, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the notes, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the notes, and we may not begin a new Optional Deferral Period with respect to the notes, and may not pay current interest on the notes, until we have paid all accrued interest on the notes from the previous Optional Deferral Period with respect to the notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the notes will accrue additional interest at a rate equal to the interest rate then applicable to the notes to the extent permitted by applicable law. Once we pay all deferred interest payments on the notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of the notes.

See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

Certain Restrictions during an Optional Deferral Period	The terms of the notes will require that during a Deferral Period we will not do any of the following, subject to certain exceptions:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the notes in right of payment (including debt securities of other series issued under the Subordinated Indenture (as defined herein)); or

•	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the notes in right of payment.

See “Description of the Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period.”

Subordination; Ranking	The notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all senior indebtedness (as defined in “Description of the Junior Subordinated Notes”) of Dentsply Sirona.

As of March 31, 2025, on an unconsolidated basis, we had approximately $2.3 billion in outstanding senior indebtedness (all of which was unsecured), which included guarantees of $238 million of our subsidiaries’ indebtedness, and our subsidiaries had outstanding approximately $238 million of total debt (excluding intercompany indebtedness, long-term debt fair value adjustments and debt of variable interest entities), which included approximately $229 million, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments. As of March 31, 2025, we had approximately $560 million of additional borrowing capacity under our revolving credit facility (“2023 Revolving Credit Facility”) that would structurally rank senior to the notes offered hereby.

See “Description of the Junior Subordinated Notes—Ranking.”

Use of Proceeds	We expect to receive net proceeds from this offering of approximately $ , after expenses and the underwriting discount. We intend to use the net proceeds from this offering for general corporate purposes including to repay indebtedness outstanding under our 364-day $435 million term loan (the “Bridge Loan Facility”) and other short-term indebtedness. See “Use of Proceeds.”

Because each of Goldman Sachs & Co. LLC, PNC Capital Markets LLC, Commerz Markets LLC and Truist Securities, Inc. or their respective affiliates will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Bridge Loan Facility, each such underwriter is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121, which requires, among other things, that a “qualified independent underwriter” (“QIU”) participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. MUFG Securities Americas Inc. (“MUFG”) has agreed to act as QIU for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. MUFG will not receive any additional fees for serving as a QIU in connection with this offering. We have agreed to indemnify MUFG against liabilities incurred in connection with acting as a QIU, including liabilities under the Securities Act. See “Use of Proceeds” and “Underwriting (Conflicts of Interest)—Other Relationships” for additional information.

Optional Redemption	We may redeem the notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and, (ii) after the First Reset Date, on any interest payment date for the notes.

See “Description of the Junior Subordinated Notes—Redemption—Optional Redemption.”

Right to Redeem at Tax Event	The notes are redeemable, in whole, but not in part, at 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event (as defined herein). See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Tax Event.”

Right to Redeem at Rating Agency Event	The notes are redeemable, in whole but not in part, at 102% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event (as defined herein). See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.”

Trustee, Registrar and Paying Agent	Computershare Trust Company, N.A.

Summary Historical Consolidated Financial Information

The following summary historical financial information for the years ended December 31, 2024, 2023 and 2022 and as of December 31, 2024 and 2023 has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The following summary historical financial information for the three months ended March 31, 2024 and 2025 and as of March 31, 2025 has been derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this data in conjunction with, and it is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of DENTSPLY SIRONA Inc. and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2025	2024	2024	2023	2022
	(in millions, except per share amounts)
Consolidated Statement of Operations Data:
Net sales	$879	$953	$3,793	$3,965	$3,922
Cost of products sold	413	447	1,835	1,879	1,795

Gross profit	466	506	1,958	2,086	2,127
Selling, general and administrative expenses	358	415	1,605	1,613	1,589
Research and development expenses	36	42	165	184	174
Goodwill and intangible asset impairments	—	6	1,014	307	1,287
Restructuring and other costs	9	1	53	67	14

Operating (loss) income	63	42	(879)	(85)	(937)
Other income and expenses:
Interest expense, net	19	18	69	81	65
Other expense (income), net	—	(7)	(12)	9	53

(Loss) income before income taxes	44	31	(936)	(175)	(1,055)
(Benefit) provision for income taxes	25	14	(26)	(43)	(105)

Net (loss) income	19	17	(910)	(132)	(950)
Less: Net income (loss) attributable to noncontrolling interests	(1)	(1)	—	—	—

Net (loss) income attributable to DENTSPLY SIRONA Inc.	$20	$18	$(910)	$(132)	$(950)

Net (loss) income per common share attributable to DENTSPLY SIRONA Inc.
Basic	$0.10	$0.09	$(4.48)	$(0.62)	$(4.41)
Diluted	0.10	0.09	(4.48)	(0.62)	(4.41)

	As of March 31, 2025	As of December 31,
		2024	2023
	(in millions)
Consolidated Balance Sheet Data:
Assets
Cash and cash equivalents	$398	$272	$334
Accounts and notes receivables trade, net	604	556	695
Inventories, net	612	564	624
Prepaid expenses and other current assets	364	354	320

Total current assets	1,978	1,746	1,973
Property, plant and equipment, net	791	766	800
Goodwill, net	1,632	1,597	2,438

Total assets	$6,050	$5,753	$7,370

Liabilities and Equity
Total current liabilities	1,793	1,589	1,425
Long-term debt	1,593	1,586	1,796
Total liabilities	4,040	3,810	4,076
Total equity	2,010	1,943	3,294

Total liabilities and equity	$6,050	$5,753	$7,370

RISK FACTORS

Investing in the notes involves risks. You should carefully consider all of the risk factors described below and the information included elsewhere in this prospectus supplement, the accompanying prospectus and the other documents incorporated by reference herein and therein before deciding to invest in the notes. As used in this section “Risk Factors”, the terms “we”, “us” and “our” refer only to DENTSPLY SIRONA Inc. and not to any of its subsidiaries. We also urge you to consider carefully the factors set forth under the heading “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus supplement.

Risks Related to Dentsply Sirona

See “Risk Factors” in Dentsply Sirona’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, incorporated by reference herein, which includes a discussion of the material risks related to Dentsply Sirona. See “Where You Can Find More Information” in this prospectus supplement.

Risks Related to the Notes

The notes are subordinated to all of our senior indebtedness and structurally subordinated to all obligations of our subsidiaries, and the indenture governing the notes does not limit the aggregate amount of indebtedness that we or our subsidiaries may issue.

Our obligations under the notes are subordinate and junior in right of payment to all of our senior indebtedness (as defined in “Description of the Junior Subordinated Notes—Ranking”). This means that we cannot make any payments on the notes if we default on a payment of any of our senior indebtedness or if any other default occurs concerning any senior indebtedness, which permits the holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time or both; provided, that, in each case, such default has continued beyond the point of grace, if any, provided for such default, and such shall not have been cured or waived or shall not have ceased to exist.

In addition, in the event of any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or other proceedings of the Company, funds which we would otherwise use to pay the holders of the notes will first be used to pay our senior indebtedness in full. As of March 31, 2025, on an unconsolidated basis, we had approximately $2.3 billion in outstanding senior indebtedness (all of which was unsecured), which included guarantees of $238 million of our subsidiaries’ indebtedness. As of March 31, 2025, we had approximately $560 million of additional borrowing capacity under our 2023 Revolving Credit Facility that would structurally rank senior to the notes offered hereby.

The notes are our obligations exclusively and not obligations of any of our subsidiaries. Therefore, the notes are structurally subordinated to the liabilities of our subsidiaries. As of March 31, 2025, our subsidiaries had outstanding approximately $238 million of total debt (excluding intercompany indebtedness, long-term debt fair value adjustments and debt of variable interest entities), which included approximately $229 million, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments

There are no terms in the notes or in the indenture under which the notes will be issued or in the notes that limit our ability to incur additional indebtedness (including senior indebtedness) or our subsidiaries’ ability to incur additional indebtedness or other obligations, and we and our subsidiaries expect to incur additional indebtedness and obligations from time to time that will be senior to the notes.

The notes are not protected by restrictive covenants.

The terms of the notes and the indenture governing the notes may not be sufficient to protect your investment in the notes. For example, there will be no financial covenants in the indenture, and you do not have any rights to require the Company to repurchase the notes prior to their maturity.

Holders of the notes and the trustee under the indenture may accelerate payment of the principal and interest on the notes only upon the occurrence and continuation of certain events of default. Payment of principal and interest on the notes may be accelerated upon the occurrence of an event of default under the indenture related to failure to pay interest within 30 days after it is due, failure to pay principal on the notes when due and certain events of bankruptcy, insolvency, receivership or reorganization relating to us (but not our subsidiaries). If the Company fails to comply with the other covenants under the notes, there are no related events of default and no right to accelerate the notes. The only remedies available to the holders of the notes are as described under “Description of the Junior Subordinated Notes—Events of Default.” As a result, if we violate any of the covenants, the notes will remain outstanding and the obligations thereunder will remain unchanged.

While it is not possible for the interest rate on the notes to decrease below the initial interest rate, the interest rate on the notes may fluctuate over time.

The interest rate on the notes from the original issuance date to the First Reset Date will be  % per year. Beginning on the First Reset Date, the notes for each Reset Period will equal the Five-year U.S. Treasury Rate as of the most recent Reset Interest Determination Date plus a spread of  %; provided, that the interest rate on the notes during any Reset Period (as defined in “Description of the Junior Subordinated Notes”) will not reset below  %. Accordingly, while it is not possible for the interest rate on the notes to decrease below the initial interest rate, the interest rate for a given Reset Period subsequent to the initial Reset Period may decrease as compared to the interest rate for one or more prior Reset Periods. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical, economic, financial, political, regulatory, judicial or other conditions or events.

The historical Five-year U.S. Treasury Rates are not an indication of future Five-year U.S. Treasury Rates.

As noted above, the annual interest rate on the notes for each Reset Period will be set by reference to the Five-year U.S. Treasury Rate as of the Reset Interest Determination Date (provided, that the interest rate during any Reset Period for the notes will not reset below the initial interest rate). In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time in the future and you should not take historical U.S. Treasury rates as an indication of future U.S. Treasury Rates.

We may elect to defer interest payments on the notes at our option for one or more periods of up to 10 years.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the notes for one or more periods of up to 10 consecutive years. See “Description of the Junior Subordinated Notes—Option to Defer Interest Payments.”

We are not permitted to pay current interest on the notes until we have paid all outstanding deferred interest on the notes, and this could have the effect of extending interest deferral periods.

During an Optional Deferral Period (as defined in “Description of the Junior Subordinated Notes”), we will be prohibited from paying current interest on the notes subject to such deferral until we have paid all accrued and unpaid deferred interest on the notes. As a result, we may not be able to pay current interest on the notes if we do not have available funds to pay all accrued and unpaid interest, including deferred interest, on the notes.

The after-market price of the notes may be discounted significantly if we defer interest payments.

If we defer interest payments on the notes, you may be unable to sell the notes at a price that reflects the value of deferred amounts. To the extent a trading market develops for the notes, that market may not continue during an Optional Deferral Period or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell the notes at those times, either at a price that reflects the value of required payments under the notes or at all.

If we defer interest payments on the notes, there will be U.S. federal income tax consequences to holders of the notes.

If we defer interest payments on the notes, the notes would be treated as having been reissued with original issue discount (“OID”) at the time of such deferral, and all stated interest due after such deferral would be treated as OID. In such case, if you are a “U.S. Holder” (as defined under “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement) of the notes, you generally would be required to include such OID in income as it accrues, using a constant yield method, regardless of your method of accounting for U.S. federal income tax purposes, and in advance of the receipt of any cash to which such OID is attributable.

If you sell the notes before the record date for the payment of interest at the end of an Optional Deferral Period, you will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the Optional Deferral Period. Moreover, amounts that you were required to include in income in respect of the notes during the Optional Deferral Period will be added to your adjusted tax basis in the notes, but may not be reflected in the amount that you realize on the sale. To the extent the amount realized on a sale is less than your adjusted tax basis, you will recognize a capital loss for U.S. federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain U.S. Federal Income Tax Considerations—U.S. Holders—Sale, Exchange, Retirement or Other Taxable Disposition of the Notes.”

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for us, certain of which are expected to initially publish a rating of the notes, may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the notes. If the rating agencies change their practices for rating securities with features similar to the notes in the future, and the ratings of the notes are subsequently lowered, that could have a negative impact on the trading price of the notes. In addition, we may redeem the notes at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at a Rating Agency Event.”

Credit ratings may not reflect all risks.

One or more credit rating agencies are expected to assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Any lowering of the credit ratings on the notes would likely reduce their value.

Our credit ratings could be lowered in the future. Any lowering of the credit rating on the notes would likely reduce the value of the notes.

Redemption may adversely affect your return on the notes and the Company only expects to redeem the notes if it is in the Company’s best interest as determined in its sole discretion.

The notes do not have a mandatory redemption date and are not redeemable at the option of holders of the notes. We have the right to redeem some or all of the notes (i) during the 90 days prior to, and including, the First Reset Date and (ii) on any subsequent interest payment date, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Optional Redemption of the Notes.” In addition, we may, at our option, redeem the notes before the maturity date, in whole but not in part, by a date no later than 120 days following the occurrence of a Tax Event with respect to the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Tax Event.” We may also, at our option, redeem the notes before the maturity date, in whole but not in part, by a date no later than 120 days following a Rating Agency Event with respect to the notes at a redemption price equal to 102% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date, as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.”

If we exercise any of these redemption rights, we may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes. Additionally, any decision we may make at any time to redeem the notes will be determined in our sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our stockholders’ equity, our outstanding senior debt and general market conditions at that time.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to list the notes on any national or international securities exchange or arrange for them to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market making activities at any time without notice. Therefore, we cannot assure you that an active trading market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that may adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon our credit ratings with major credit rating agencies, prevailing interest rates, the market for similar notes, our performance, our election to defer interest payments on the notes (see “Description of the Junior Subordinated Notes—Option to Defer Interest Payments”), overall conditions of the economy and financial markets and other factors. If an active trading market does develop, changes in our credit ratings or in the debt markets could adversely affect the market price of the notes.

The market price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and future prospects; and

•	the overall condition of the economy and the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations could have an adverse effect on the market price of the notes.

Credit rating agencies also continually review their ratings for debt securities of companies that they follow, including us. Negative changes in our ratings could have an adverse effect on the market price of the notes. The effect of any credit rating downgrade would be to increase our costs of borrowing in the future.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $    , after expenses and the underwriting discount.

We intend to use the net proceeds from this offering for general corporate purposes, including to repay indebtedness outstanding under our Bridge Loan Facility and other short-term indebtedness.

Pending application of the net proceeds of this offering as described above, we expect to hold the net proceeds as cash and cash equivalents or invest the net proceeds in short-term marketable securities.

Conflicts of Interest

Because each of Goldman Sachs & Co. LLC, PNC Capital Markets LLC, Commerz Markets LLC and Truist Securities, Inc. or their respective affiliates will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Bridge Loan Facility, each such underwriter is deemed to have a “conflict of interest” under Rule 5121 of FINRA. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121 of FINRA, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. MUFG has agreed to act as QIU for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. MUFG will not receive any additional fees for serving as a QIU in connection with this offering. We have agreed to indemnify MUFG against liabilities incurred in connection with acting as a QIU, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest)—Other Relationships” for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2025:

(i)	on an actual basis; and

(ii)	on an as adjusted basis to give effect to the issuance of the notes offered hereby and the intended application of the estimated net proceeds therefrom as set forth in “Use of Proceeds.”

This table should be read in conjunction with our consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, which is incorporated by reference into this prospectus supplement.

	As of March 31, 2025
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$398	$

Bridge Loan Facility	$435		$—
U.S. Dollar-denominated Commercial Paper(1)	140
2023 Revolving Credit Facility	—		—
0.860% Senior Notes due 2025 (Series A)	28		28
2.050% Senior Notes due 2025 (Series B/C)	105		105
2.050% Senior Notes due 2026 (Series F/G)	28		28
1.010% Senior Notes due 2026 (Series I)	66		66
2.250% Senior Notes due 2026 (Series J/K)	115		115
1.310% Senior Notes due 2027 (Series O/P)	19		19
1.310% Senior Notes due 2027 (Series B/C)	57		57
1.020% Senior Notes due 2027 (Series D)	8		8
2.240% Senior Notes due 2027 (Series E)	16		16
1.170% Senior Notes due 2028 (Series L)	158		158
1.500% Senior Notes due 2029 (Series Q/R)	19		19
1.500% Senior Notes due 2029 (Series D/E)	57		57
1.580% Senior Notes due 2030 (Series S/T)	19		19
1.580% Senior Notes due 2030 (Series F/G)	57		57
3.250% Senior Notes due 2030	750		750
2.450% Senior Notes due 2031 (Series H)	49		49
1.330% Senior Notes due 2031 (Series M)	74		74
1.650% Senior Notes due 2031 (Series U/V)	19		19
1.650% Senior Notes due 2031 (Series H/I)	57		57
0.990% Senior Notes due 2031 (Series W)	84		84
% Junior Subordinated Notes due 2055 offered hereby(2)	—
Other Debt	9		9
Hedge Accounting Adjustments	(24)		(24)
Deferred Financing Costs	(9)		(9)

Total Debt	$2,336	$
Total stockholder’s equity	2,010		2,010

Total capitalization	$4,346	$

(1)	As of March 31, 2025, we had $140.0 million aggregate principal amount of outstanding commercial paper notes with an additional $560.0 million of availability under our commercial paper program.

(2)

Reflects the aggregate principal amount of notes offered hereby and does not give effect to unamortized debt issuance costs. The net proceeds of this offering will be used to repay indebtedness outstanding under the Bridge Loan Facility (which indebtedness was incurred to repay previously outstanding indebtedness under our commercial paper program) and other short-term indebtedness and for other general corporate purposes.

DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

General

We are offering $    aggregate principal amount of % Junior Subordinated Notes due 2055 (the “Junior Subordinated Notes”), which constitutes a series of subordinated debt securities as described in “Description of the Junior Subordinated Notes—Ranking”. The Junior Subordinated Notes will mature on    , 2055. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

The Junior Subordinated Notes will be issued under the Indenture dated May 26, 2020 (the “base indenture”), between DENTSPLY SIRONA Inc., as issuer, and Computershare Trust Company, N.A. (formerly Wells Fargo Bank, National Association), as trustee (as supplemented and amended from time to time by one or more supplemental indentures, including supplemental indentures relating to the Junior Subordinated Notes, the “indenture”). The following summary of the material provisions of the indenture does not summarize all of the provisions of the indenture. In this “Description of the Junior Subordinated Notes,” all references to “Dentsply Sirona,” “we,” “our” and “us” mean DENTSPLY SIRONA Inc. only and not any of its subsidiaries.

The Junior Subordinated Notes will be issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of Junior Subordinated Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

We are entitled, without the consent of the holders of the Junior Subordinated Notes, to issue additional debt securities under the indenture on the same terms and conditions as the Junior Subordinated Notes being offered hereby in unlimited aggregate principal amount (which we refer to as the “additional Junior Subordinated Notes”). Any additional Junior Subordinated Notes that we issue in the future will be identical in all respects to the Junior Subordinated Notes that we are issuing now, except for the issue price, the issue date and, if applicable, the first interest payment date; provided that, if such additional Junior Subordinated Notes are not fungible for U.S. federal income tax purposes with the previously issued and outstanding Junior Subordinated Notes, such additional Junior Subordinated Notes will have a different CUSIP, ISIN and/or any other identifying number. The Junior Subordinated Notes initially offered and the additional Junior Subordinated Notes, if any, will be treated as a single series for all purposes of the indenture, including waivers and amendments. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the Junior Subordinated Notes,” references to the Junior Subordinated Notes include any additional Junior Subordinated Notes actually issued.

We do not intend to list the Junior Subordinated Notes on any national securities exchange or for quotation on any automated dealer quotation system.

The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity, nor does it contain covenants or other provisions designed to afford holders of the Junior Subordinated Notes protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

In addition, the indenture does not contain any provisions which would require us to repurchase or redeem or otherwise modify the terms of any of the Junior Subordinated Notes upon a change in control or other events involving us which may adversely affect the value of the Junior Subordinated Notes. We and our subsidiaries expect to incur additional indebtedness from time to time that will be senior to the Junior Subordinated Notes.

If any interest payment date, redemption date or the maturity date of the Junior Subordinated Notes is not a business day, then payment of interest and/or principal will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made.

Ranking

The Junior Subordinated Notes will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture, to all senior indebtedness (as defined below) of Dentsply Sirona.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the Junior Subordinated Notes are entitled to receive a payment on account of the principal or interest on the Junior Subordinated Notes in the following circumstances:

•

upon any distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings of Dentsply Sirona; or

•

if a default occurs for the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any senior indebtedness or any other default having occurred concerning any senior indebtedness, which permits the holder or holders of any senior indebtedness to accelerate the maturity of any senior indebtedness with notice or lapse of time, or both. Such a default must have continued beyond the period of grace, if any, provided for such default, and such a default shall not have been cured or waived or shall not have ceased to exist.

“senior indebtedness” means all of our obligations, whether presently existing or from time to time hereafter incurred, created assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

(i)	all of our obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;

(ii)	all of our Capital Lease Obligations and finance lease obligations;

(iii)	all of our obligations in respect of consignment agreements relating to the consignment of precious metals between us and the counterparties thereto from time to time;

(iv)	all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit facility;

(v)

all of our obligations issued or assumed as the deferred purchase price of property or services, including all obligations under master lease transactions pursuant to which we or any of our subsidiaries have agreed to be treated as owner of the subject property for U.S. federal income tax purposes (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(vi)

all of our payment obligations under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination, including any such obligations we incurred solely to act as a hedge against increases in interest rates that may occur under the terms of our other outstanding variable or floating rate indebtedness;

(vii)

all obligations of the types referred to in clauses (i) through (vi) above of another person which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise become liable for, under any agreement;

(viii)	all compensation and reimbursement obligations of the Company to the trustee pursuant to certain terms of the indenture; and

(ix)

all amendments, modifications, renewals, extensions, refinancings, replacements or refundings by us of any such senior indebtedness referred to in clauses (i) through (viii) above (and of any such amended, modified, renewed, extended, refinanced, refunded or replaced senior indebtedness);

provided, however, that the following shall not constitute senior indebtedness: (A) trade accounts payable and accrued liabilities arising in the ordinary course of business or (B) any obligation, amendment, modification, renewal, extension, refinancing, replacement or refunding that by the terms of the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment and upon liquidation to or is equal in right of payment and upon liquidation with the Junior Subordinated Notes.

As of March 31, 2025, on an unconsolidated basis, we had approximately $2.3 billion in outstanding senior indebtedness (all of which was unsecured), which included guarantees of $238 million of our subsidiaries’ indebtedness, and our subsidiaries had outstanding approximately $238 million of total debt (excluding intercompany indebtedness, long-term debt fair value adjustments and debt of variable interest entities), which included approximately $229 million, including current maturities, of total long-term debt, excluding unused commitments and contractual obligations and other commitments.

The Junior Subordinated Notes are our obligations exclusively, and not obligations of any of our subsidiaries. We are a holding company and, accordingly, we conduct substantially all of our operations through our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the Junior Subordinated Notes, depend upon the earnings of our operating subsidiaries and on the distribution of earnings, loans or other payments by such subsidiaries to us.

“Capital Lease Obligations” means with respect to any person any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with GAAP (as defined in the indenture); the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP; and the Stated Maturity (as defined in the indenture) thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

Interest

Subject to our right to defer interest payments as described under “—Option to Defer Interest Payments” below, we will pay interest semi-annually in arrears on    and    of each year, beginning on     , 2025.

Interest on the Junior Subordinated Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

So long as the Junior Subordinated Notes remain in book-entry only form, the record date for each interest payment date will be the close of business on the business day before the applicable interest payment date. If the Junior Subordinated Notes are not in book-entry form, the record date for each interest payment date will be the close of business on the fourteenth calendar day (whether or not a business day) before the applicable interest payment date.

The Junior Subordinated Notes will bear interest (i) from, and including, the original issuance date to, but excluding, the First Reset Date at a rate of  % per year (the “Initial Interest Rate”) and (ii) from, and including, the First Reset Date, during each Reset Period (as defined below), at a rate per year equal to the Five-year U.S. Treasury Rate (as defined below) as of the Reset Interest Determination Date (as defined below) for such Reset Period plus a spread of  %, to be reset on each Reset Date; provided that the interest rate during any Reset Period will not reset below the Initial Interest Rate.

The applicable interest rate for each Reset Period will be determined by the calculation agent (as defined below), as of the applicable Reset Interest Determination Date, in accordance with the following provisions:

“First Reset Date” means    , 20  .

“Five-year U.S. Treasury Rate” means, as of any Reset Interest Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the yields to maturity for U.S. Treasury securities adjusted to constant maturity with a maturity of five years from the next Reset Date and trading in the public securities markets, for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published in the most recent H.15, or (ii) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the yields to maturity for each of the two series of U.S. Treasury securities adjusted to constant maturity trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case for the five consecutive business days immediately prior to the respective Reset Interest Determination Date as published under the heading “Treasury Constant Maturities” in the most recent H.15. If the Five-year U.S. Treasury Rate cannot be determined pursuant to the methods described in clause (i) or (ii) above, then the Five-year U.S. Treasury Rate will be the same rate determined for the prior Reset Interest Determination Date or, if the Five-year U.S. Treasury Rate cannot be so determined as of the Reset Interest Determination Date preceding the First Reset Date, then the interest rate applicable for the Reset Period beginning on and including the First Reset Date will be deemed to be the Initial Interest Rate.

“H.15” means the statistical release designated as such, or any successor publication, published by the Board of Governors of the U.S. Federal Reserve System (or any successor thereto).

The “most recent H.15” means the H.15 published closest in time but prior to the close of business on the second business day prior to the applicable Reset Date.

“Reset Date” means the First Reset Date and    of every fifth year after 20  .

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the first day of such Reset Period.

“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from, and including, a Reset Date to, but excluding, the next following Reset Date.

As used under this caption “Description of the Junior Subordinated Notes,” the term “business day” means, unless otherwise expressly stated, any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to remain closed.

The term “calculation agent” means, at any time, the entity appointed by us and serving as such agent with respect to the Junior Subordinated Notes at such time. Unless we have validly called all of the outstanding Junior Subordinated Notes for redemption on a redemption date occurring on or prior to the First Reset Date, we will appoint a calculation agent for the Junior Subordinated Notes prior to the Reset Interest Determination Date immediately preceding the First Reset Date; provided that, if we have called all of the outstanding Junior Subordinated Notes for redemption on a redemption date occurring on or prior to the First Reset Date, but we do not redeem all of the outstanding Junior Subordinated Notes on such redemption date, we will appoint a calculation agent for the Junior Subordinated Notes as promptly as practicable after such proposed redemption date. We may terminate any such appointment and may appoint a successor calculation agent at any time and from time to time (so long as there will always be a calculation agent in respect of the Junior Subordinated Notes when so required). We may appoint ourselves or any of our affiliates as, and we or any of our affiliates may serve as, the calculation agent.

As provided above, the applicable interest rate for each Reset Period will be determined by the calculation agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the Reset Period and we will promptly notify, or cause the calculation agent to promptly notify, the trustee and each paying agent of such interest rate. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date, will be on file at our principal offices, will be made available to any holder or beneficial owner of Junior Subordinated Notes upon request and will be final and binding in the absence of manifest error.

Option to Defer Interest Payments

So long as no event of default with respect to the Junior Subordinated Notes has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made on the Junior Subordinated Notes, an “Optional Deferral Period”).

In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Junior Subordinated Notes and may choose to do that on more than one occasion. A deferral of interest payments may not end on a date other than an interest payment date and may not extend beyond the maturity date of the Junior Subordinated Notes, and we may not begin a new Optional Deferral Period with respect to the notes, and may not pay current interest on the Junior Subordinated Notes to which such Optional Deferral Period relates, until we have paid all accrued interest on such Junior Subordinated Notes from the previous Optional Deferral Period with respect to such Junior Subordinated Notes. We may also elect, at our option, to shorten the length of any Optional Deferral Period.

Any deferred interest on the Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to such Junior Subordinated Notes to the extent permitted by applicable law. Once we pay all deferred interest payments on the Junior Subordinated Notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the Junior Subordinated Notes as described above, but not beyond the maturity date of the Junior Subordinated Notes. All references in the Junior Subordinated Notes and, insofar as relates to the Junior Subordinated Notes, the indenture, to “interest” on the Notes shall be deemed to include any such deferred interest and, to the extent permitted by applicable law, any compound interest, unless otherwise expressly stated or the context otherwise requires.

We will give the trustee written notice of our election to begin an Optional Deferral Period at least five business days before the first interest payment date of such Optional Deferral Period which shall contain an instruction for the trustee to forward such notice to the holders of the Junior Subordinated Notes. However, our failure to pay interest on any interest payment date will itself constitute the commencement of an Optional Deferral Period with respect to the Junior Subordinated Notes unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral.

Certain Limitations During an Optional Deferral Period

The terms of the Junior Subordinated Notes will require that during an Optional Deferral Period, we will not do any of the following:

(i)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

(ii)

make any payment of principal, interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank equally with, or junior to, the Junior Subordinated Notes in right of payment (including debt securities of other series); or

(iii)	make any payments with respect to any guarantee by us of any indebtedness if such guarantee ranks equally with or junior to the Junior Subordinated Notes in right of payment.

However, the foregoing provisions shall not prevent or restrict us from making:

(a)	purchases, redemptions or other acquisitions of our capital stock in connection with:

(1)

any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants, agents or independent contractors of us or any of our subsidiaries or affiliates;

(2)

the satisfaction of our obligations pursuant to any contract or security entered into prior to the beginning of such Optional Deferral Period either (a) in the ordinary course of business or (b) other than in anticipation of the commencement of such Optional Deferral Period; or

(3)	a dividend reinvestment or stockholder purchase plan;

(b)

any payment, dividend, distribution, purchase, repurchase, redemption, other acquisition, exchange, conversion or declaration of a dividend or distribution as a result of any reclassification of our capital stock;

(c)

any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(d)

any purchase, redemption or other acquisition of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, or in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred or with any split, reclassification or similar transaction;

(e)

any declaration of a dividend or distribution in connection with any stockholder rights plan, or the issuance of rights, stock or other property under any stockholder rights plan, or the redemption, exchange or purchase of rights pursuant thereto;

(f)

any payment, dividend or distribution made in our capital stock (or rights to acquire our capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or of securities convertible into or exchangeable for shares of our capital stock) and distributions in connection with the settlement of stock purchase contracts outstanding on the date that the payment of interest is deferred;

(g)

payments on the Junior Subordinated Notes, any trust preferred securities, subordinated debentures, junior subordinated debentures or junior subordinated notes or other debt securities, or any guarantees of any of the foregoing, in each case that rank equal in right of payment to the Junior Subordinated Notes, made pro rata to the amounts due on such indebtedness, so long as the amount of payments made on account of such securities or guarantees is paid on all such securities and guarantees then outstanding on a pro rata basis in proportion to the full payment to which each series of such securities and guarantees is then entitled if paid in full;

(h)	any payment on, or repayment, redemption or repurchase of, parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities;

(i)	make any regularly scheduled dividend or distribution payments declared prior to the date that the applicable Optional Deferral Period commences; or

(j)

convert any class or series of our capital stock into any other class or series of our capital stock in accordance with the terms of such convertible capital stock (together, for the avoidance of doubt, with cash in lieu of any fractional share).

Successors

The indenture shall provide that the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions) to, any person (other than a consolidation with or merger with or into any of its direct or indirect Subsidiaries or a sale, conveyance, transfer, lease or other disposition to any of its direct or indirect Subsidiaries) or permit any person to merge with or into the Company unless:

(i)

either (a) the Company shall be the continuing person (the “Successor Company”) or (b) the Successor Company (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of the Company under the Junior Subordinated Notes and the indenture, and the Company shall have delivered to the trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and

(ii)

the Company shall have delivered to the trustee an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default (as defined in the indenture) shall have occurred and be continuing and, to the extent applicable, an opinion of counsel as set forth in paragraph (i) above.

Events of Default

“Events of Default” with respect to the Junior Subordinated Notes will occur if:

•	we default in the payment of all or any part of the principal of the Junior Subordinated Notes when the same becomes due and payable at maturity, upon acceleration, redemption, or otherwise;

•

we default in the payment of any interest on the Junior Subordinated Notes when the same becomes due and payable, and such default continues for a period of 30 days (subject to our right to optionally defer interest payments as described above under “—Option to Defer Interest Payments”);

•

an involuntary case or other proceeding shall be commenced against us with respect to us or our debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any substantial part of our property and assets, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against us under any bankruptcy, insolvency or other similar law now or hereafter in effect; or

•

we (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or for all or substantially all of our property and assets or (iii) effect any general assignment for the benefit of creditors.

Except as otherwise set forth above, an event of default does not include a failure to comply with covenants under the indenture.

No event of default with respect to the Junior Subordinated Notes will necessarily constitute an event of default with respect to the subordinated debt securities of any other series that may be issued under the indenture, and no event of default with respect to any such other series of subordinated debt securities that may be issued under the indenture will necessarily constitute an event of default with respect to the Junior Subordinated Notes.

The trustee must give holders notice of all defaults or events of default within 90 days after a responsible officer of the trustee has received written notice of such default. However, except in the cases of a default or an event of default in payment on the Junior Subordinated Notes, the trustee will be protected in withholding the notice if its responsible officers determine that withholding of the notice is in the interest of such holders.

If an event of default under the indenture occurs and continues with respect to the Junior Subordinated Notes, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Notes may declare by written notice to us the entire principal amount of and all accrued but unpaid interest on all Junior Subordinated Notes to be due and payable immediately; provided, that if an event of default arising from our filing for bankruptcy or certain other similar events in bankruptcy insolvency, receivership or reorganization occurs under the indenture, the entire principal amount of, and all accrued and unpaid interest on, all Junior Subordinated Notes will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.

If such declaration occurs, the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Notes may waive any past default on behalf of all holders except:

•	a default in payment of principal or interest; or

•	a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holder of each of the outstanding Junior Subordinated Notes.

Upon any such waiver, such default shall cease to exist with respect to the Junior Subordinated Notes, and any event of default arising therefrom shall be deemed to have been cured, for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

In addition, the holders of a majority in aggregate principal amount of the Junior Subordinated Notes by written notice to the trustee may on behalf of all of the holders of the Junior Subordinated Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

The holders of a majority in principal amount of the Junior Subordinated Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the Junior Subordinated Notes or exercising any trust or power conferred on the trustee by the indenture with respect to the Junior Subordinated Notes, subject to the provisions of the indenture; provided that the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of the Junior Subordinated Notes not joining in the giving of such direction; and provided further that the trustee may take any other action it deems proper that is not inconsistent with any directions received from holders of the Junior Subordinated Notes pursuant to this paragraph.

We are required to file an officers’ certificate with the trustee for the Junior Subordinated Notes each year that states, to the knowledge of the certifying officer, whether or not any defaults exist under the terms of the indenture.

No holder of Junior Subordinated Notes may institute any proceeding, judicial or otherwise, with respect to the indenture or the Junior Subordinated Notes, or for the appointment of a receiver or trustee unless (i) the holder has previously given to the trustee written notice of an Event of Default and of the continuance thereof with respect to the Junior Subordinated Notes specifying an Event of Default, as required under the indenture, (ii) the holders of at least 25% in aggregate principal amount of outstanding Junior Subordinated Notes under the indenture shall have made written request to the trustee to institute such action, (iii) such holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, (iv) the trustee shall not have instituted such action within 60 days of such request and (v) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the Junior Subordinated Notes.

A holder of Junior Subordinated Notes may not use this Indenture to prejudice the rights of another holder or to obtain a preference or priority over such other holder.

Agreement to Certain Tax Treatment

Each holder and beneficial owner of the Junior Subordinated Notes will, by accepting the Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder or beneficial owner intends that the Junior Subordinated Notes constitute debt and will treat the Junior Subordinated Notes as debt for U.S. federal, state and local tax purposes.

No Sinking Fund

The Junior Subordinated Notes will not be entitled to the benefit of any sinking fund.

No Listing

No application is being, or is intended to be, made for the listing or trading of the Junior Subordinated Notes on any securities exchange or trading facility or to include the Junior Subordinated Notes in any automated quotation system.

Redemption

The Junior Subordinated Notes may be redeemed before maturity as described below.

Optional Redemption

We may redeem the Junior Subordinated Notes in whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day during the period commencing on the date that is 90 days prior to the First Reset Date and ending on and including the First Reset Date and (ii) after the First Reset Date, on any interest payment date for the Junior Subordinated Notes.

Right to Redeem at Tax Event

The Junior Subordinated Notes are redeemable, in whole, but not in part, at 100% of the principal amount of the Junior Subordinated Notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following the occurrence of a Tax Event.

“Tax Event” means, with respect to the Junior Subordinated Notes, we have received an opinion of a nationally recognized accounting firm or counsel experienced in such tax matters to the effect that, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under such laws or treaties, (b) any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation), (c) any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the theretofore generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, irrespective of the time or manner in which such amendment, clarification or change is introduced or made known, or (d) any threatened challenge asserted in writing in connection with an audit of us or any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Notes, which amendment, clarification, or change is effective, or which administrative action is taken or which judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known, in each case after the date of this prospectus supplement, there is more than an insubstantial risk that interest payable by us on the Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Right to Redeem at Rating Agency Event

The Junior Subordinated Notes are redeemable in whole, but not in part, at 102% of the principal amount of the Junior Subordinated Notes, plus accrued and unpaid interest to, but excluding, the redemption date, by a date no later than 120 days following a Rating Agency Event.

“Rating Agency Event” means, with respect to the Junior Subordinated Notes, as of any date, a change, clarification or amendment in the methodology in assigning equity credit to securities such as the Junior Subordinated Notes published by any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended (or any successor provision thereto), that then publishes a rating for Dentsply Sirona (together with any successor thereto, a “rating agency”), (a) as such methodology was in effect on the date of this prospectus supplement, in the case of any rating agency that published a rating for Dentsply Sirona as of the date of this prospectus supplement, or (b) as such methodology was in effect on the date such rating agency first published a rating for Dentsply Sirona, in the case of any rating agency that first publishes a rating for Dentsply Sirona after the date of this prospectus supplement (in the case of either clause (a) or (b), the “current methodology”), that results in (i) any shortening of the length of time for which a particular level of equity credit pertaining to the Junior Subordinated Notes by such rating agency would have been in effect had the current methodology not been changed or (ii) a lower equity credit (including up to a lesser amount) being assigned by such rating agency to the Junior Subordinated Notes as of the date of such change, clarification or amendment than the equity credit that would have been assigned to the Junior Subordinated Notes by such rating agency had the current methodology not been changed. The Trustee shall not be charged with knowledge of whether a Rating Agency Event has occurred.

Redemption Procedures; Cancellation of Redemption

Notwithstanding any statement under this caption “—Redemption Procedures; Cancellation of Redemption” or elsewhere in this prospectus supplement to the contrary, installments of interest on the Junior Subordinated Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Junior Subordinated Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Junior Subordinated Notes and the indenture, except that, if the redemption date for any Junior Subordinated Notes falls on any day during an Optional Deferral Period, accrued and unpaid interest on the Junior Subordinated Notes to be redeemed will be paid on such redemption date to the persons entitled to receive the redemption price of such Junior Subordinated Notes. For the avoidance of doubt, the interest payment date falling immediately after the last day of an Optional Deferral Period, will not be deemed to fall on a day during such Optional Deferral Period.

Notice of redemption will be mailed or otherwise delivered at least 10 days but not more than 60 days before the redemption date to each registered holder of the Junior Subordinated Notes to be redeemed, at the address of such holder appearing in the register of the Junior Subordinated Notes maintained by the registrar (or otherwise in accordance with the depository’s procedures). Once notice of redemption is delivered, the Junior Subordinated Notes called for redemption will become due and payable on the redemption date at the applicable redemption price, plus, subject to the terms described in the immediately preceding paragraph, accrued and unpaid interest to, but excluding, the redemption date, and will be paid upon surrender thereof for redemption, unless (a) the notice of redemption provides that such redemption shall be subject to the condition described in the next succeeding paragraph and (b) such redemption shall have been canceled in accordance with the provisions of the next succeeding paragraph because such condition shall not have been satisfied. If only a portion of the Junior Subordinated Notes is redeemed, the trustee will issue in the name of the registered holder of the Junior Subordinated Notes and deliver to such holder a new Junior Subordinated Note in a principal amount equal to the unredeemed portion of the principal of the Junior Subordinated Note surrendered for redemption. If we elect to redeem all or a portion of the Junior Subordinated Notes, then, unless otherwise provided in such notice of redemption as described in the next succeeding paragraph, the redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price.

If, at the time a notice of redemption is given, we have not effected satisfaction and discharge or defeasance of the Junior Subordinated Notes as described below under “—Discharge and Defeasance of Junior Subordinated Notes and Covenants” and such notice of redemption is not being given in connection with or in order to effect satisfaction and discharge or defeasance of the Junior Subordinated Notes, then, if the notice of redemption so provides and at our option, the redemption may be subject to the condition that the trustee shall have received, on or before the applicable redemption date, monies in an amount sufficient to pay the redemption price and accrued and unpaid interest on the Junior Subordinated Notes called for redemption to, but excluding, the redemption date. If monies in such amount are not received by the trustee on or before such redemption date, such notice of redemption shall be automatically canceled and of no force or effect, such proposed redemption shall be automatically canceled, and we shall not be required to redeem the Junior Subordinated Notes called for redemption on such redemption date. In the event that a redemption is canceled, we will, not later than the business day immediately following the proposed redemption date, deliver, or cause to be delivered, notice of such cancellation to the registered holders of the Junior Subordinated Notes called for redemption (which notice will also indicate that any Junior Subordinated Notes or portions thereof surrendered for redemption will be returned to the applicable holders), and we will direct the trustee to, and the trustee will, promptly return any Junior Subordinated Notes or portions thereof that have been surrendered for redemption to the applicable holders.

Unless we default in payment of the redemption price or the proposed redemption is canceled in accordance with the provisions set forth in the immediately preceding paragraph, on and after the redemption date interest will cease to accrue on the Junior Subordinated Notes, or portions thereof, called for redemption.

In the case of a partial redemption, selection of the applicable Junior Subordinated Notes for redemption will be made in accordance with the procedures of DTC. No Junior Subordinated Notes of a principal amount of $2,000 or less will be redeemed in part. If any Junior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to the Junior Subordinated Note will state the portion of the principal amount of the Junior Subordinated Note to be redeemed. A new Junior Subordinated Note in a principal amount equal to the unredeemed portion of the Junior Subordinated Note will be issued in the name of the holder of the Junior Subordinated Note upon surrender for cancellation of the original Junior Subordinated Note. For so long as the Junior Subordinated Notes are held by DTC (or another depositary), the redemption of the Junior Subordinated Notes shall be done in accordance with the policies and procedures of the depositary. The Trustee shall not be responsible for the calculation of any redemption price.

Discharge and Defeasance of Junior Subordinated Notes and Covenants

The indenture provides that we may terminate our obligations under the Junior Subordinated Notes if: (i) all Junior Subordinated Notes previously authenticated and delivered, with certain exceptions, have been delivered to the trustee for cancellation and we have paid all sums payable by us with respect to the Junior Subordinated Notes under the indenture; or (ii) (a) the Junior Subordinated Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption, (b) we irrevocably deposit in trust with the trustee, as trust funds solely for the benefit of the holders of the Junior Subordinated Notes for that purpose, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee), without consideration of any reinvestment, to pay the principal of and interest on the Junior Subordinated Notes to maturity or redemption, as the case may be, and to pay all other sums payable by us under the indenture, and (c) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of our obligations under the indenture with respect to the Junior Subordinated Notes have been complied with.

The following obligations will survive until the Junior Subordinated Notes are no longer outstanding: our obligations to execute and deliver the Junior Subordinated Notes for authentication, to set the terms of the Junior Subordinated Notes, to maintain an office or agency in respect of the Junior Subordinated Notes, to have moneys held for payment in trust, to register the transfer or exchange of the Junior Subordinated Notes, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

The indenture provides that we (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Junior Subordinated Notes, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the Junior Subordinated Notes (“legal defeasance”) or (ii) may omit to comply with other specific covenants relating to the Junior Subordinated Notes in the indenture (“covenant defeasance”); provided that the following conditions shall have been satisfied: (a) we have irrevocably deposited in trust with the trustee as trust funds solely for the benefit of the holders of the Junior Subordinated Notes, for payment of the principal of and interest on the Junior Subordinated Notes, money or U.S. government obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the trustee, to pay and discharge the principal of and accrued interest on the outstanding Junior Subordinated Notes to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the trustee), as the case may be; (b) such deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound; (c) no default with respect to the Junior Subordinated Notes shall have occurred and be continuing on the date of such deposit; (d) we shall have delivered to the trustee an opinion of counsel that (1) the beneficial owners of the Junior Subordinated Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of our exercise of our option under this provision of the indenture and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the holders of the Junior Subordinated Notes have a valid security interest in the trust funds, and (e) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (d) (1) above must be based on a ruling of the U.S. Internal Revenue Service or a change in U.S. federal income tax law occurring after the date of the indenture. Notwithstanding legal or covenant defeasance, the following obligations will survive until the Junior Subordinated Notes are no longer outstanding: our obligations to execute and deliver the Junior Subordinated Notes for authentication, to set the terms of the Junior Subordinated Notes, to maintain an office or agency in respect of the Junior Subordinated Notes, to have moneys held for payment in trust, to register the transfer or exchange of the Junior Subordinated Notes, to compensate and indemnify the trustee and to appoint a successor trustee, and our right to recover excess money held by the trustee. Thereafter, only our obligations to compensate and indemnify the trustee, and our right to recover excess money held by the trustee shall survive.

Modification and Waiver

The indenture provides that we and the trustee may amend or supplement the indenture or the Junior Subordinated Notes without notice to or the consent of any holder of Junior Subordinated Notes:

(1)

to cure any ambiguity, defect or inconsistency in the indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders of Junior Subordinated Notes;

(2)

to provide for the assumption of our obligations to the holders of the Junior Subordinated Notes in connection with a consolidation or merger of our company or the sale, conveyance, transfer, lease or other disposal of all or substantially all of our property and assets;

(3)	to comply with any requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment under the indenture by a successor trustee; and

(5)

to make any change that does not materially and adversely affect the rights of any holder of Junior Subordinated Notes, provided that any change to conform the terms of the Junior Subordinated Notes to the indenture and to the Description of the Junior Subordinated Notes contained in this prospectus supplement relating to the Junior Subordinated Notes shall not be deemed to be adverse to any holder of the Junior Subordinated Notes.

The indenture also contains provisions whereby we and the trustee, subject to certain conditions, may amend the indenture and the outstanding Junior Subordinated Notes with the written consent of the holders of a majority in principal amount of the Junior Subordinated Notes then outstanding, and the holders of a majority in principal amount of the outstanding Junior Subordinated Notes may waive future compliance by us with any provision of the indenture or the Junior Subordinated Notes.

Notwithstanding the foregoing provisions, the indenture provides that, without the consent of each holder of the Junior Subordinated Notes affected thereby, an amendment or waiver may not:

(1)

extend the stated maturity of the principal of, or any installment of interest on, such holder’s Junior Subordinated Notes, or reduce the principal thereof or the rate of interest thereon, or any premium payable with respect thereto, or change any place or currency of payment where any Junior Subordinated Notes or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor;

(2)

reduce the percentage in principal amount of outstanding Junior Subordinated Notes the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the indenture or certain defaults and their consequences provided for in the indenture;

(3)	waive a default in the payment of principal of or interest on any Junior Subordinated Notes of such holder; or

(4)

modify any of the provisions of this provision of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Notes thereunder affected thereby.

It shall not be necessary for the consent of any holder under this provision of the applicable indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the applicable indenture becomes effective, we shall give to the holders of the Junior Subordinated Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure by us to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Governing Law

The indenture and the Junior Subordinated Notes shall be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The Trustee is Computershare Trust Company, N.A.

BOOK-ENTRY SYSTEM

Upon sale, the notes will be represented by one or more fully registered global securities. Each such global security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking S.A. clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as participants in DTC.

So long as DTC or its nominee is the registered owner of the global securities, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes under the indenture. Except as otherwise provided in this section, the beneficial owners of the global securities representing the notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders thereof for any purpose under the indenture, and the global securities representing the notes shall not be exchangeable or transferable. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture.

The global securities representing the notes are exchangeable for certificated notes of like tenor and terms and of differing authorized denominations aggregating a like amount only if:

•

DTC notifies us that it is unwilling, unable or ineligible to continue as depositary for the global securities and a successor depositary is not appointed by us within 90 days of such notification or of our becoming aware of DTC’s ineligibility;

•

there shall have occurred and be continuing an Event of Default under the indenture with respect to any of the global securities and the outstanding notes represented by such global securities shall have become due and payable pursuant to the indenture and the trustee, as directed by the holders, has requested that certificated notes be issued; or

•

we have decided to discontinue use of book-entry transfers through DTC. DTC has advised us that, under its current practices, it would notify its participants of our request, but would only withdraw beneficial interests from the global securities at the request of its participants.

Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the global securities representing the notes as provided by DTC’s relevant participants (as identified by DTC).

The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the underwriters take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

The following is based on information furnished by DTC:

•

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is available to securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•

Persons who are not participants may beneficially own the notes held by DTC only through direct participants or indirect participants. Purchases of the notes under DTC’s system must be made by or through direct participants, which will receive a credit for such notes on DTC’s records. The ownership interest of each actual purchaser of each note represented by a global security (a “Beneficial Owner”) is in turn to be recorded on the direct participants’ and indirect participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the global securities representing the notes are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners of the global securities representing the notes will not receive certificated notes representing their ownership interests therein, except in the event that use of the book-entry system for such notes is discontinued and in certain other limited circumstances.

•

Principal, premium, if any, and interest payments on the global securities representing the notes will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is our and the trustee’s responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of direct participants and indirect participants.

•

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, certificated notes are required to be printed and delivered.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. Transfers between participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes offered hereby. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion applies only to purchasers of the notes who acquire the notes in this offering at the offering price indicated on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as, for example, banks or other financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, traders in securities that have elected the mark-to-market method of accounting, regulated investment companies, real estate investment trusts, certain former citizens or long-term residents of the United States, persons holding notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, “controlled foreign corporations,” “passive foreign investment companies,” persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, pass-through entities or investors in such pass-through entities or persons liable for any alternative minimum tax. Further, this discussion does not address the U.S. federal estate and gift tax, the Medicare tax on net investment income, any considerations with respect to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) or state, local and foreign tax consequences of owning and disposing of the notes. We have not sought, and will not seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a U.S. court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code can control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of partnerships considering an investment in notes are urged to consult their tax advisors as to the particular U.S. federal income tax consequences to them of owning and disposing of the notes.

This discussion is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of the notes. Prospective investors should consult their tax advisors regarding the U.S. federal income tax and other federal tax consequences to them of owning and disposing of the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, or any applicable income tax treaties.

Classification of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the notes. Based upon an analysis of the relevant facts and circumstances, under applicable law as of the issue date of the notes, while not free from doubt, the notes will be treated as indebtedness for U.S. federal income tax purposes. There can be no assurance, however, that the IRS or a court will agree with such treatment. If the notes were not properly treated as indebtedness for U.S. federal income tax purposes, interest payments on the notes generally would be treated as dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). In the case of Non-U.S. Holders, payments treated as dividends generally would be subject to withholding of U.S. federal income tax at a rate of 30%, except to the extent otherwise provided by an applicable income tax treaty. We agree, and by acquiring an interest in the notes each beneficial owner of the notes agrees, to treat the notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment.

Effect of Certain Contingent Payments

In certain circumstances, we may be required to pay amounts in excess of the stated interest or principal, or prior to their scheduled payment dates, including as described under “Description of the Junior Subordinated Notes—Redemption—Right to Redeem at Rating Agency Event.” These potential payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if such contingencies, as of the date of issuance, are remote or incidental. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, you might be required to accrue ordinary interest income on the notes at a rate in excess of the stated interest rate, and to treat as ordinary income (rather than capital gain) any income realized on a taxable disposition of a note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Holders

Stated Interest

Subject to the discussion below under “—Original Issue Discount,” stated interest paid on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Original Issue Discount

Subject to the discussion below, it is expected and assumed for purposes of this discussion that the notes will not be issued with OID for U.S. federal income tax purposes. Accordingly, interest paid on the notes would be taxable to you as described above under “—Stated Interest.”

U.S. Treasury regulations provide that the possibility that interest on the notes might be deferred generally would result in the notes being treated as issued with OID, unless the likelihood of such deferral is remote. We believe that the likelihood of our exercising the option to defer payment of stated interest is remote within the meaning of the U.S. Treasury regulations and therefore that the possibility of such deferral will not result in the notes being treated as issued with OID. Our position is binding on you, unless you disclose your contrary position in the manner required by applicable U.S. Treasury regulations. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote” as used in the applicable U.S. Treasury regulations and, accordingly, there can be no assurance that the IRS or a court will agree with our position. If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the notes would be treated as issued with OID at the time of issuance, or reissued with OID at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as OID.

In addition to the foregoing, the notes are expected to be treated for U.S. federal income tax purposes as “variable rate debt instruments.” Based on the application of U.S. Treasury regulations applicable to variable rate debt instruments and the expected pricing terms of the notes, we also do not expect the notes to be treated as being issued with OID. However, if the initial interest rate on the notes or the interest rate on each interest reset date were determined to be set in a manner inconsistent with such expectation, the notes could be treated as issued with OID.

If the notes were treated as issued or reissued with OID, you generally would be required to include in taxable income (as ordinary income) for each taxable year, using a constant yield method, the daily portions of OID, if any, that accrue on the notes, for each day in such taxable year on which you own the notes, regardless of your regular method of accounting for U.S. federal income tax purposes. Thus, you would be required to include OID in income in advance of the receipt of the cash to which such OID is attributable, and actual payments of stated interest would not be reported separately as taxable income.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the note at that time. For these purposes, the amount realized generally will include the sum of the cash and the fair market value of any property received in exchange for the note. However, assuming the notes are not treated as issued or reissued with OID (as described above), the amount realized will not include any amount attributable to accrued but unpaid interest, which will be taxed as ordinary interest income, as described above under “—Stated Interest,” to the extent not previously included in income by the U.S. Holder. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, provided, that if the note is treated as having been issued with OID at the time of issuance or as having been reissued with OID after the exercise of our interest deferral option, such adjusted tax basis would be increased by the amount of any OID previously included in the U.S. Holder’s gross income with respect to the note and decreased by any payments received on the note since and including the date that the note was deemed to be issued or reissued with OID. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition the note has been held for more than one year. Under current law, long-term capital gains of certain non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments on the notes, accruals of OID (if any) and the proceeds from a sale, exchange, retirement or other taxable disposition of the notes (including a redemption). A U.S. Holder generally will be subject to backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on any such payments or proceeds if the U.S. Holder fails to provide its taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest (which for purposes of this discussion of Non-U.S. Holders, includes OID) on the notes by the Company or any applicable withholding agent to any Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax, provided that: (a) interest paid on the notes is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States; (b) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote; (c) the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company within the meaning of Section 864(d)(4) of the Code; (d) the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and (e) the Non-U.S. Holder either (x) certifies on a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), under penalties of perjury, that it is not a United States person or (y) holds the notes through certain foreign intermediaries and satisfies the certification requirements of the applicable U.S. Treasury regulations.

Subject to the discussion below under “—Effectively Connected Income,” a Non-U.S. Holder that does not qualify for exemption from withholding as described above generally will be subject to U.S. federal withholding tax at a rate of 30% on payments of interest on the notes. A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to an exemption from, or reduced rate of, U.S. federal withholding tax, provided such holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming the exemption or reduction and complies with any other applicable procedures.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless:

(i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

(ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met.

If you are a Non-U.S. Holder described in (i) above, you generally will be subject to tax as described below under “—Effectively Connected Income.” If you are a Non-U.S. Holder described in (ii) above, you generally will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on any gain derived from the sale, exchange, retirement or other taxable disposition of a note, which may be offset by certain U.S. source capital losses.

Effectively Connected Income

If interest or gain recognized on a note by a Non-U.S. Holder is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will generally be subject to U.S. federal income tax on a net basis at regular individual graduated or corporate U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits” tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty. Any such effectively connected interest will not be subject to the U.S. federal withholding tax discussed above under “—Payments of Interest” if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or applicable successor form).

Information Reporting and Backup Withholding

Information reporting generally will apply in connection with payments of interest (including OID) to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. Copies of information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or other agreement. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person or otherwise establishes an exemption, the Non-U.S. Holder may be subject to additional information reporting and U.S. backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) on payments on the notes or on the proceeds from a sale, exchange, retirement or other taxable disposition of the notes (including a redemption). Compliance with the certification procedures required as to non-U.S. status in order to claim the exemption from withholding tax on interest described above will generally satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any) and may entitle the Non-U.S. Holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Goldman Sachs & Co. LLC is acting as representative, has severally, and not jointly, agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of the notes set forth opposite the underwriter’s name in the following table:

Underwriters	Principal Amount of Notes
Goldman Sachs & Co. LLC	$
PNC Capital Markets LLC
Commerz Markets LLC
Truist Securities, Inc.
MUFG Securities Americas Inc.
Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all of the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the Notes may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not to exceed % of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed % of the principal amount of the notes. After the initial offering of the notes to the public, the representative may change the public offering price of the notes and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering:

Paid by Us
Per Note		%
Total	$

We estimate that our total expenses for this offering, other than the underwriting discount, will be approximately $    .

It is expected that delivery of the notes will be made against payment therefor on or about    , 2025, which is the    business day following the date hereof (such settlement cycle being referred to as “T+  ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+  , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes should consult their own advisors.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make because of any of those liabilities. We have agreed to reimburse the underwriters for expenses relating to the review by FINRA of the terms of the sale of the notes up to $15,000.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, certain of the underwriters and/or their respective affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with us for which they have received, or may receive, customary compensation, fees and expense reimbursement. In addition, certain of the underwriters and/or their respective affiliates may from time to time hold the notes and/or currently serve as bookrunners, arrangers, lenders and/or agents under the 2023 Revolving Credit Facility and the Bridge Loan Facility. As described in “Use of Proceeds,” because each of Goldman Sachs & Co. LLC, PNC Capital Markets LLC, Commerz Markets LLC and Truist Securities, Inc. or their respective affiliates will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under the Bridge Loan Facility, each such underwriter is deemed to have a “conflict of interest” under Rule 5121 of FINRA. Accordingly, this offering will be conducted in compliance with the requirements of Rule 5121 of FINRA, which requires, among other things, that a “qualified independent underwriter” participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement and this prospectus supplement. MUFG has agreed to act as QIU for this offering and to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically including those inherent in Section 11 thereof. MUFG will not receive any additional fees for serving as a QIU in connection with this offering. We have agreed to indemnify MUFG against liabilities incurred in connection with acting as a QIU, including liabilities under the Securities Act. Each of Goldman Sachs & Co. LLC, PNC Capital Markets LLC, Commerz Markets LLC and Truist Securities, Inc. will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

In connection with the issuance of the notes, we may enter into interest rate swap agreements with financial institutions, which may include one or more of the underwriters or their affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

New Issue of Notes

There is currently no public trading market for the notes. We have not applied and do not intend to apply to list the notes on any securities exchange. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Selling Restrictions

The notes are offered for sale in those jurisdictions where it is lawful to make such offers.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

Each underwriter represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area (“EEA”). For the purposes of this section:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is: (a) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (b) not a “retail investor” (as defined above).

Notice to Prospective Investors in the United Kingdom

Each underwriter represents and agrees that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or, as amended, the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA and the Financial Services Act 2012 with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom (“UK”).

Each underwriter represents and agrees that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”);

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Each person in the UK who receives any communication in respect of, or who acquires any notes under, the offers to the public contemplated in this prospectus supplement and the accompanying prospectus, or to whom the notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires notes is: (a) a “qualified investor” within the meaning of Article 2(e) of the UK Prospectus Regulation; and (b) not a “retail investor” (as defined above).

Notice to Prospective Investors in Hong Kong

None of the underwriters or any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, the notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in this document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in their possession for the purposes of issue, or will issue or have in their possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the “DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Korea

The Notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Notes have not been and will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Notes may not be resold to Korean residents unless the purchaser of the Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the Notes.

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

LEGAL MATTERS

DLA Piper LLP (US), New York, New York, is representing us in connection with this offering. Paul Hastings LLP, New York, New York, is advising the underwriters in connection with the offering of the notes.

EXPERTS

The financial statements and schedule of the Company as of and for the year ended December 31, 2024, incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of the Company as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus or any subsequently filed document deemed incorporated by reference. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2024 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 9, 2025;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025; and

•

our Current Report on Form 8-K, filed with the SEC on February  6, 2025 (Item 5.02 only), March  19, 2025 (Items 1.01 and 2.03 only), May  8, 2025 (Item 8.01 only), May  22, 2025 and May 29, 2025 (Item 5.02 only).

To obtain a copy of these filings at no cost, you may write or telephone us at the following address and telephone number:

DENTSPLY SIRONA Inc.

13320 Ballantyne Corporate Place

Charlotte, North Carolina 28277-3607

(844) 848-0137

We will provide to each person to whom this prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

Prospectus

DENTSPLY SIRONA Inc.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Subscription Rights

Purchase Contracts

and

Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

•	debt securities, which may be issued in one or more series and which may be senior debt securities or subordinated debt securities;

•	warrants to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities;

•	purchase contracts to purchase shares of our common stock, shares of our preferred stock or our debt securities; and

•

purchase units, each representing ownership of a purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 5 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. These securities also may be resold by selling securityholders. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “XRAY.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 31, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “DENTSPLY SIRONA Inc,” “DENTSPLY,” the “Company,” “we,” “our” and “us” refer to DENTSPLY SIRONA Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 27, 2025;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2023 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 10, 2024;

•

the description of our common stock, par value $0.01 per share, or our common stock, contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December  31, 2019, and any amendments and reports subsequently filed for the purposes of updating that description; and

•	our Current Reports on Form 8-K, filed with the SEC on February 6, 2025 (Item 5.02 only) and March 19, 2025 (Items 1.01 and 2.03 only).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

DENTSPLY SIRONA Inc.

13320 Ballantyne Corporate Place

Charlotte, North Carolina 28277-3607

(844) 848-0137

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and any documents incorporated by reference contain statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements can often be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, forward-looking statements. Forward-looking statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. When considering forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

THE COMPANY

We are the world’s largest diversified manufacturer of professional dental products and technologies, with a 138-year history of innovation and service to the dental industry, and a vision of improving oral health and continence care globally. We develop, manufacture, and market comprehensive solutions, including technologically advanced dental equipment supported by cloud-enabled solutions, dental products, and healthcare consumable products in urology and enterology under a strong portfolio of world-class brands. Our innovative products provide high-quality, effective, and connected solutions to advance patient care and deliver better, safer and faster dentistry. We introduced the first dental electric drill approximately 133 years ago, the first dental X-ray unit approximately 100 years ago, the first hydrophilic catheter and the first dental computer-aided design/computer-aided manufacturing (“CAD/CAM”) system approximately 40 years ago, and numerous other significant innovations, including pioneering ultrasonic scaling to increase the speed, effectiveness and comfort of cleaning and revolutionizing both file and apex locater technology to make root canal procedures easier and safer. We continue to make significant investments in research and development (“R&D”), and our track record of innovative and profitable new products continues today.

Our principal executive office is located at 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277-3607 and our telephone number is (844) 848-0137. We maintain a website at www.dentsplysirona.com. The information on or accessible through our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of indebtedness, and possible business acquisitions.

Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, debt securities, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Delaware General Corporation Law (the “DGCL”), our amended and restated certificate of incorporation and our amended and restated by-laws. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our amended and restated certificate of incorporation and amended and restated by-laws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “DENTSPLY SIRONA Inc.,” “DENTSPLY,” the “Company,” “we,” “our” and “us” refer to DENTSPLY SIRONA Inc., a Delaware corporation, and do not, unless otherwise specified, include our subsidiaries.

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $1.00 per share. As of February 14, 2025, there were 198,991,963 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each stockholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the stockholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of any dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by our board of directors out of funds legally available for this purpose.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of our common stock are entitled to receive ratably our net assets available, if any, in proportion to the number of shares of such common stock held by each holder, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no preemptive, subscription, redemption, conversion or exchange rights and no sinking fund provisions.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. If there are differences between the prospectus supplement relating to a particular series of preferred stock and this prospectus, the prospectus supplement will control. We will file a copy of the certificate of amendment to our amended and restated certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Delaware and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our amended and restated certificate of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 250,000 shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable for each share if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	any listing of the preferred stock on any securities exchange;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

The right of a holder of preferred stock to receive payment in respect thereof upon any voluntary or involuntary liquidation, dissolution or winding up of our Company will be subordinate to the rights of our general creditors.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-laws and Other Agreements

Our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and certain provisions of the DGCL could delay or prevent a merger or acquisition that our stockholders consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing a change in control, which could harm our stock price. The following is a description of the anti-takeover effects of certain provisions of our amended restated certificate of incorporation and our amended and restated by-laws.

No cumulative voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation, as amended, provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Calling of special meetings of stockholders. Our amended and restated by-laws provide that, subject to the rights of the holders of any class or series of capital stock having a preference over the common stock as to dividends or upon liquidation, special meetings of our stockholders may be called only upon the request of the chairperson of our board of directors or the chief executive officer and approved by a resolution adopted by our board of directors.

Advance notice requirements for stockholder proposals and director nominations. Our amended and restated by-laws provides that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders or a stockholder requested special meeting of stockholders must provide timely notice of their proposal in writing to our corporate secretary.

Generally, to be timely, a stockholders’ notice regarding an annual meeting of stockholders must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. Our amended and restated certificate of incorporation also specifies requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders, a stockholder requested special meeting of stockholders or make nominations for directors.

Limitations on liability and indemnification of officers and directors. The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which the director derived any improper personal benefit.

Our amended and restated certificate of incorporation further provides, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

We are also expressly authorized to carry directors’ and officers’ insurance for the benefit of our directors, officers, employees and agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and our amended and restated by-laws may discourage our stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Board authority to amend by-laws. Under our amended and restated certificate of incorporation and our amended and restated by-laws, our board of directors has the authority to adopt, amend or repeal the by-laws without the approval of our stockholders. However, our stockholders also have the right to initiate on their own, with the affirmative vote of at least two-thirds (2/3) in voting power of the outstanding shares of our capital stock and without the approval of our board of directors, proposals to adopt, amend or repeal our by-laws.

General Corporation Law of the State of Delaware; We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our stockholders may otherwise deem to be in their best interests.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “XRAY.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.

The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our Company and such distribution has been distributed to the holders of depositary receipts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF DEBT SECURITIES

We may offer debt securities in one or more series, which may be senior debt securities or subordinated debt securities and which may be convertible into another security.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the following general terms and provisions may apply to the debt securities, will be described in an accompanying prospectus supplement. Unless otherwise specified in an accompanying prospectus supplement, our debt securities will be issued in one or more series under an indenture entered into on May 26, 2020 between us and Computershare Trust Company, National Association (formerly Wells Fargo Bank, National Association), as trustee, or such other trustee named therein, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (“TIA”). You should read the summary below, any accompanying prospectus supplement and the provisions of the indenture in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include, among others, the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount of such series;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining same;

•	the interest rate(s) or the method for determining same;

•

the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest will be payable in cash, additional securities or some combination thereof;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	the form or forms of the debt securities of the series including such legends as may be required by applicable law;

•

whether the debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

•	whether the debt securities are secured and the terms of such security;

•	the amount of discount or premium, if any, with which the debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, the debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which we or the holders of the debt securities can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•

provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•

any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.

We will describe in an accompanying prospectus supplement any other special considerations for any debt securities we sell that are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be described in an accompanying prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in an accompanying prospectus supplement.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in an accompanying prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in an accompanying prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in an accompanying prospectus supplement. Unless and until a global security is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock, shares of preferred stock or our debt securities. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

•	the number of warrants offered;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;

•	the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and our debt securities or preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.

The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, we will execute an underwriting agreement with the underwriters at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriters will use to make resales of securities to the public. The underwriters will acquire the securities for their own account, and the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities will be subject to conditions, and any underwritten offering may be on a best efforts or a firm commitment basis. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Sale Through Agents

We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Direct Sales

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery or Forward Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers to purchase securities from us at the public offering price set forth in the prospectus under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses. Each series of offered securities will be a new issue and, other than the common stock, which is listed on Nasdaq, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

LEGAL MATTERS

Unless otherwise indicated in any accompanying prospectus supplement, DLA Piper LLP (US) will provide opinions regarding the authorization and validity of the securities. DLA Piper LLP (US) may also provide opinions regarding certain other matters. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The financial statements and schedule of the Company as of and for the year ended December 31, 2024, incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of the Company as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DENTSPLY SIRONA Inc.

$     % Junior Subordinated Notes due 2055

PROSPECTUS SUPPLEMENT

    , 2025

Sole Book-Running Manager

Goldman Sachs & Co. LLC

Co-Managers

PNC Capital Markets LLC

COMMERZBANK

Truist Securities

MUFG